EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN
(As Amended and Restated April 27, 2023)
1.Establishment and Purpose. Healthpeak Properties, Inc. (the “Company”) considers it essential to the best interests of its shareholders to foster the continuous employment of key management personnel. In connection with this, the Company’s Board of Directors (the “Board”) recognizes that, as is the case with many publicly held corporations, the possibility of a change in control of the Company may exist and that the uncertainty and questions that it may raise among management could result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. The Board has decided to reinforce and encourage the continued attention and dedication of selected members of the Company’s management to their assigned duties without the distraction arising from the possibility of a change in control of the Company. In order to induce such members of management to remain in its employ, the Company hereby agrees that on and after the Effective Date (as defined in Section 2), subject to the terms and conditions of the Plan (as defined in Section 2), Participants (as defined in Section 3) shall be eligible to receive the severance benefits set forth in Section 6 of the Plan in the event that the Participants’ employment with the Company is terminated under the circumstances described in Section 5 in connection with or subsequent to a Change in Control (as defined in Section 4).
2.Term of Plan. The Executive Change in Control Severance Plan was originally established effective July 26, 2007, as amended effective March 13, 2014, as amended and restated as of May 6, 2016, and now further amended and restated effective as of April 27, 2023 (the “Effective Date”) (as so amended and restated, the “Plan”). The Plan shall continue in effect until such time as it is terminated by the Company (the period during which the Plan is in effect, the “Term”); provided, however, that any such termination of the Term will not become effective with respect to a Participant until the 30th day following the date on which notice thereof is given to the Participant; provided, further, that if a Change in Control occurs during the Term, the Term shall continue in effect as to each Participant in the Plan at the time of the Change in Control for a period of not less than 24 months beyond the month in which such Change in Control occurred (the “Change in Control Term”). For purposes of clarity, the Company may give notice of termination of the Term to all or only certain Participants. If such notice is given to only certain Participants, the Term shall continue as set forth above as to all other Participants (subject to the Company’s rights to similarly terminate the Term in accordance with the foregoing on some future date(s) as to any such Participants). A Participant shall cease to be eligible for benefits under the Plan (and shall cease to be a Participant) at midnight Mountain Time on the last day of the Term applicable to that Participant. The termination or expiration of the Term as to a Participant shall not affect the Participant’s right to benefits (if any) pursuant to Section 6 as to any termination of employment that occurred during such Term.
3.Participation.
(a)Participation. The Chief Executive Officer, Chief Financial Officer, Chief Investment Officer, Chief Operating Officer, Chief Development Officer, General Counsel and each Executive Vice President and Senior Vice President of the Company who holds such position as of April 27, 2023 and each person who is hired or promoted to such a position, in each case, unless otherwise determined by the Compensation and Human Capital Committee of the Board (the “Committee”), shall automatically participate in the Plan (each, an “Automatic Participant”), provided, that any individual who would otherwise qualify as a Participant but who is then subject to the terms of an individual employment agreement or similar arrangement that provides payments or benefits in connection with a change in control, shall first participate in the Plan as of the date of expiration of such agreement or arrangement unless the Company and the Participant otherwise specifically agree to the contrary. The Committee may from time to time designate in writing other employees of the Company who may participate in the Plan (together with Automatic Participants, “Participants”). Notwithstanding anything else contained herein to the contrary, the Committee shall limit the class of persons selected to participate in the Plan to a select group of management or highly compensated employees, as set forth in Sections 201, 301 and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Unless otherwise determined by the Committee, the Severance Multiplier shall be (i) 3.0 for the Chief Executive Officer of the Company, (ii) 2.5 for each of the Chief Financial Officer, Chief Investment Officer, Chief Operating Officer and Chief Development Officer of the Company, (iii) 2.0 for the General Counsel of the Company and any other Executive Vice President of the Company and (iv) 1.5 for a Senior Vice President of the Company. The Severance Multiplier for all other Participants shall be determined by the Committee at the time they are selected to participate in the Plan, and the Committee may update the Severance Multiplier for any Participant under the Plan from time to time prior to the Change in Control.
(b)Termination of Employment. Notwithstanding anything else contained in the Plan to the contrary, a Participant shall not be deemed to have terminated employment with the Company if his or her employment by the Company terminates but he or she otherwise continues, immediately after such termination of employment, as an employee of a subsidiary of the Company (a “Subsidiary”) or is offered employment (which, in either case, would not result in Participant being able to terminate employment for Good Reason if Participant’s terms of employment were similarly changed by the Company) by any successor corporation or acquirer of the Company; provided that whether the Participant has Good Reason to terminate employment shall be determined by comparing the Participant’s authority, duties, responsibilities and other terms of employment after giving effect to such change to the Participant’s authority, duties, responsibilities and other terms of employment before giving effect to such change (in each case relative to the Company and its Subsidiaries on a consolidated basis, not simply with reference to the Participant’s employer).
(c)Benefit Offset. Any severance benefits otherwise payable under the Plan to a Participant shall be offset or reduced by (i) any severance benefits payable or deliverable to the Participant under any other plan, program, or agreement of or with the Company or any of its Subsidiaries and (ii) any other severance pay, termination indemnity, notice pay, or similar payment that the Company or any of its Subsidiaries is required by law to make to the Participant.
4.Change in Control. No benefits shall be payable under Section 6 unless there has been a Change in Control. For purposes of the Plan, a “Change in Control” shall be deemed to occur if any of the following take place on or after the Effective Date:
(a)The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”) (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this clause (a), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the

Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate of the Company or a successor, (D) any acquisition by any entity pursuant to a transaction that complies with clauses (c)(i), (ii) and (iii) below, and (E) any acquisition by a Person who owned at least 35% of either the Outstanding Company Common Stock or the Outstanding Company Voting Securities as of the Effective Date or an affiliate of any such Person;
(b)A change in the Board or its members such that individuals who, as of the later of the Effective Date or the date that is two years prior to such change (the later of such two dates is referred to as the “Measurement Date”), constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Measurement Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
(c)Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 66-2/3% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company's assets directly or through one or more subsidiaries (a “Parent”)) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, more than 35% of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of 35% existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were members of the Incumbent Board (determined pursuant to clause (b) above using the date that is the later of the Effective Date or the date that is two years prior to the Business Combination as the Measurement Date) at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or
(d)Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company other than in the context of a transaction that does not constitute a Change in Control under clause (c) above.

Notwithstanding the foregoing, to the extent required to avoid the imposition of additional taxes under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), if a Change in Control does not constitute a “change in control event,” as defined in Treasury Regulation 1.409A-3(i)(5) (or to the extent otherwise required by Section 409A of the Code), with respect to a Participant's compensation which constitutes deferral of compensation subject to Section 409A of the Code under an arrangement that must be aggregated with the Plan for purposes of Treasury Regulations 1.409A-1(c)(2) (the "409A Arrangement"), payments pursuant to the Plan that are not in excess of the amount that would be payable to such Participant under such 409A Arrangement shall be made at the time and in the manner provided by such 409A Arrangement and the remaining amount, if any, shall be paid in accordance with the Plan.

5.Termination Following Change in Control.
(a)General. During the Term, if any of the events described in Section 4 constituting a Change in Control shall have occurred, each Participant shall be entitled to the benefits provided in Section 6(b) upon the subsequent termination of his or her employment, provided that such termination occurs during the Term and within the two year period commencing upon the date of such Change in Control, unless such termination is (i) because of the Participant’s death or Disability (as defined in Section 5(b)), (ii) by the Company for Cause (as defined in Section 5(c)), or (iii) by the Participant other than for Good Reason (including a voluntary retirement when the Participant otherwise does not have Good Reason to terminate employment). In the event that the Participant is entitled to such benefits, such benefits shall be paid notwithstanding the subsequent expiration of the Term. For purposes of clarity, no Participant shall be entitled to any benefits under the Plan if his or her employment with the Company terminates for any reason before a Change in Control occurs or more than two years after a Change in Control occurs.
(b)Disability. As to any particular Participant, “Disability” means the Participant’s inability, because of physical or mental illness or injury, to perform the essential functions of his or her customary duties to the Company, even with a reasonable accommodation, and the continuation of such disabled condition for a period of 180 continuous days, or for not less than 210 days during any continuous 24 month period.
(c)Cause. Termination by the Company of a Participant’s employment for “Cause” shall mean termination (i) upon the Participant’s willful and continued failure to perform his or her duties with the Company (other than any such failure resulting from his or her incapacity due to physical or mental illness), after a written demand for performance is delivered to the Participant by the Committee, which demand specifically identifies the manner in which the Committee believes that the Participant has not performed his or her duties, (ii) upon the Participant’s willful and continued failure to follow and comply with the specific and lawful directives of the Committee, as reasonably determined by the Committee (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness), after a written demand for performance is delivered to the Participant by the Committee, which demand specifically identifies the manner in which the Committee believes that the Participant has not performed his or her duties, (iii) upon the Participant’s willful and continued failure to follow and comply with the policies of the Company as in effect from time to time (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness), after a written demand for performance is delivered to the Participant by the Committee, which demand specifically identifies the manner in which the Committee believes that the Participant has not followed or complied with such Company policies; (iv) upon the Participant’s willful commission of an act of material fraud or dishonesty; (v) upon the

Participant’s willful engagement in illegal conduct or gross misconduct; or (vi) upon the Participant’s indictment for, conviction of, or a plea of guilty or nolo contendere to any felony.
(d)Good Reason. A Participant shall be entitled to terminate his or her employment for Good Reason. For purposes of the Plan, “Good Reason” shall mean, without the Participant’s consent, the occurrence after a Change in Control and during the Term of any of the following:
(i)(x) the assignment to the Participant of any material duties that are significantly and adversely inconsistent with, or (y) a significant adverse alteration in the nature or status of, in each case of (x) or (y), the Participant’s primary duties or responsibilities, reporting line, or the conditions of the Participant’s employment from those in effect immediately prior to such Change in Control, or (z) any other action by the Company or its successor or acquirer, that results in a material diminution in the Participant’s position, authority, duties or responsibilities;
(ii)A material reduction in the aggregate amount of Participant’s annual base salary, annual target cash bonus opportunity and the grant date target value of annual equity awards as in effect on the Effective Date or as such annual base salary, annual target cash bonus opportunity and grant date target value of annual equity awards may be subsequently increased from time to time;
(iii)the relocation of offices at which the Participant is principally employed immediately prior to the date of the Change in Control to a location more than 30 miles from such location;
(iv)the Company’s failure to pay to the Participant any portion of his or her current compensation or to pay to the Participant any portion of an installment of deferred compensation under any deferred compensation program of the Company reasonably promptly after the date such compensation is due; or
(v)the Company’s failure to obtain a satisfactory agreement from any successor to assume and agree to perform the Plan.
Notwithstanding the foregoing, no such condition shall constitute “Good Reason” unless the Participant provides written notice to the Company that the event giving rise to such claim of Good Reason has occurred within sixty (60) calendar days after the occurrence of such event, and such Good Reason remains uncured thirty (30) calendar days after the Participant has provided such written notice; provided further that any resignation of the Participant’s employment for Good Reason occurs no later than sixty (60) days following the expiration of such cure period .A Participant’s right to terminate his or her employment pursuant to this Section 5(d) shall not be affected by his or her incapacity due to physical or mental illness. A Participant’s continued employment through the sixty (60) day period following the expiration of such cure period shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder, but upon the expiration of such sixty (60) day period, Participant shall have waived his or her rights with respect to any circumstance constituting Good Reason.
(e)Termination Generally. For purposes of clarity, a Participant or the Company shall be entitled to terminate the Participant’s employment for any reason or no reason at any time, including in connection with or after a Change in Control effective as of the applicable date set forth in Section 5(a).

(f)Notice of Termination. Any purported termination of a Participant’s employment by the Company or by the Participant (other than termination due to death which shall terminate the Participant’s employment automatically) shall be communicated by written Notice of Termination to the Participant or the Company, respectively, other party hereto in accordance with Section 13. “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in the Plan relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated.
(g)Date of Termination, etc. “Date of Termination” shall mean (i) if a Participant’s employment is terminated due to the Participant’s death, the date of the Participant’s death, (ii) if a Participant’s employment is terminated for Disability, 30 days after Notice of Termination is given (provided that the Participant shall not have returned to the full-time performance of his or her duties during such 30-day period), and (iii) if a Participant’s employment is terminated for any other reason, the date specified in the Notice of Termination.
6.Compensation Upon Termination Following a Change in Control. If a Participant’s employment is terminated following a Change in Control during the Term and during the two year period immediately following the date of the Change in Control, the Participant shall be entitled to the benefits described below, subject to the other terms and conditions of the Plan:
(a)If the Participant’s employment is terminated in such circumstances by the Company for Cause or Disability or by the Participant other than for Good Reason or due to the Participant’s death, the Company shall pay the Participant (i) the Participant’s accrued and unpaid base salary and vacation (if any) through the Date of Termination, and (ii) all other amounts to which the Participant is entitled under any compensation plan of the Company at the time such payments are due, and the Company shall have no further obligations to the Participant under the Plan;
(b)If the Participant’s employment by the Company shall be terminated by the Participant for Good Reason or by the Company other than for Cause or Disability and in all cases other than due to the Participant’s death, then, subject to the provisions of Section 7, the Participant shall be entitled to the benefits provided below. For purposes of this Section 6(b), “Annual Bonus Amount” shall mean the greater of the (1) target annual bonus amount in effect for such Participant as of the Participant’s Date of Termination (or, if greater, as of the date of the Change in Control), and (2) the average of the last three annual bonuses actually paid to the Participant for the last three full fiscal years of employment with the Company prior to the Date of Termination (or if greater, prior to the Change in Control) (or the average of such lower number of bonuses that were actually paid for full fiscal years of employment with the Company prior to the Date of Termination or the Change in Control, whichever is greater), which shall, in each case, be determined without regard to the payment of any special bonuses (e.g., transaction bonuses); provided, if the Participant, on the Date of Termination, has never been paid an annual bonus with respect to one full fiscal year, then the Participant’s Annual Bonus Amount shall equal (x) the amount of the Participant’s guaranteed bonus in respect of the year of termination, if applicable, or if none, the Participant’s target annual bonus, or (y) if the Participant is not eligible to receive a guaranteed or target bonus in respect of the year of termination, then the amount of the Participant’s Annual Base Salary. For purposes of this Section 6(b), a Participant’s “Annual Base Salary” shall mean the greater of (x) the Participant’s annual base salary as in effect as of the Date of Termination and (y) the Participant’s annual base salary as in effect immediately prior to the Change in Control;

(i)The Company shall pay to the Participant (A) the Participant’s accrued and unpaid base salary and vacation (if any) through the Date of Termination, (B) the unpaid portion, if any, of any annual bonus, plus an amount equal to the Annual Bonus Amount, multiplied by a fraction (not greater than one), the numerator of which is the number of calendar days that the Participant was employed by the Company during the year of termination and the denominator of which is 365, and (C) all other amounts to which the Participant is entitled under any compensation plan of the Company at the time such payments are due;
(ii)A lump sum severance payment equal to the sum of: (A) the Participant’s Severance Multiplier times the Participant’s Annual Base Salary; plus (B) the Participant’s Severance Multiplier times the Participant’s Annual Bonus Amount;
(iii)A cash payment equal to the expected aggregate cost of the premiums that would be charged to the Participant to continue medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), at the same or reasonably equivalent medical coverage for the Participant (and, if applicable, the Participant’s eligible dependents) as in effect immediately prior to the Participant’s Date of Termination, for a period of months after the Participant’s Date of Termination equal to 12 multiplied by the Participant’s Severance Multiplier;
(iv)(A) Any stock options or equity or equity-related compensation or grants that vest based on the passage of time and continued performance of services (to the extent outstanding and not otherwise vested as of the Date of Termination, and exclusive of any grants that include performance-based vesting criteria) shall become fully vested immediately prior to such termination; (B) any stock options or equity or equity-related compensation or grants that vest based on the satisfaction of performance-based criteria (to the extent outstanding and not otherwise vested as of the Date of Termination) shall continue to be governed by the provisions of the applicable award agreement in the circumstances; provided, however, that to the extent that any such then-outstanding equity-based awards are subject to forfeiture and/or vesting requirements based on the passage of time, such awards shall be fully accelerated with respect to such time-based forfeiture and/or vesting provisions; and (C) the Participant shall have until the date that is 24 months after his or her Date of Termination to exercise any stock option to the extent that it has become vested as of the Date of Termination, subject to earlier termination of the stock option upon the stock option’s original expiration date or the occurrence of a change in control event or certain similar reorganization event under the terms of the applicable award agreement. Except as provided in this Section 6(b)(iv), the effect of a termination of employment on a Participant’s equity-based awards shall be determined under the terms of the applicable award agreement;
(v)The Participant shall be fully vested in his or her accrued benefits under any nonqualified pension, profit sharing, deferred compensation or supplemental plans maintained by the Company and the Company shall pay the Participant a cash lump sum amount equal to the portion of the Participant’s account under the Company’s 401(k) plan (including, without limitation, any 401(k) matching contributions), if any, that has not become vested under the terms of such plan as of the Date of Termination;
(vi)The Company shall furnish the Participant for six years following the Date of Termination (without reference to whether the Term continues in effect) with directors’ and officers’ liability insurance insuring the Participant against insurable events which occur or have occurred while the Participant was a director or officer of the Company, such insurance to have policy limits aggregating not less than the amount in effect immediately prior to the Change in Control, and otherwise to be in substantially the same form and to contain substantially the same terms, conditions and exceptions as the liability issuance policies provided for officers and directors of the Company in force from time to time, provided, however, that such terms, conditions and exceptions shall not be, in the aggregate, materially less favorable to the Participant than those in effect on the Effective Date; provided, further, that if the aggregate annual premiums for such insurance at any time during such period exceed 150% of the per annum rate of premium currently paid by the Company for such insurance, then the Company shall provide the maximum coverage that will then be available at an annual premium equal to 150% of such rate; and
(vii)In any situation where under applicable law the Company has the power to indemnify (or advance expenses to) the Participant in respect of any judgments, fines, settlements, loss, cost or expense (including attorneys’ fees) of any nature related to or arising out of the Participant’s activities as an agent, employee, officer or director of the Company or in any other capacity on behalf of or at the request of the Company, the Company shall promptly on written request, indemnify (and advance expenses to) the Participant to the fullest extent permitted by applicable law, including but not limited to making such findings and determinations and taking any and all such actions as the Company may, under applicable law, be permitted to have the discretion to take so as to effectuate such indemnification or advancement. Such agreement by the Company shall not be deemed to impair any other obligation of the Company respecting the Participant’s indemnification otherwise arising out of this or any other agreement or promise of the Company or under any statute.
(c)The payments described in Sections 6(a)(i) and 6(b)(i)(A), as applicable, shall be paid in cash to the Participant as soon as practicable following the Date of Termination. Subject to Sections 4, 7 and 21, the payments described in Sections 6(b)(i)(B), 6(b)(ii), 6(b)(iii), 6(b)(iv) and 6(b)(v), as applicable, shall be paid in cash (or if so provided in an award agreement relating to the grant of restricted stock units or other equity-based awards other than stock options, in shares) to the Participant in a single lump sum on (or with respect to payment in shares, as soon as practicable after) the first regularly scheduled payroll date that occurs after the Participant’s release contemplated by Section 7(a) becomes irrevocable by the Participant in accordance with applicable law; provided, that if the period during which the Participant is permitted to consider the release in accordance with Section 7(a) begins in one calendar year and ends in a second calendar year, such payment shall in all events be made in the second calendar year.
(d)The foregoing provisions of this Section 6 shall not affect: (i) a Participant’s receipt of benefits otherwise due terminated employees under group insurance coverage consistent with the terms of the applicable Company welfare benefit plan; (ii) a Participant’s rights under COBRA to continue participation in medical, dental, hospitalization and life insurance coverage; or (iii) a Participant’s receipt of benefits otherwise due in accordance with the terms of the Company’s 401(k) plan (if any).
7.Release; Exclusive Remedy.
(a)This Section 7 shall apply notwithstanding anything else contained in the Plan or any other stock option, restricted stock or other equity-based award agreement to the contrary. The Company’s obligation to make any payment of benefits with respect to a Participant pursuant to Section 6(b) (if the Participant is otherwise entitled to such benefits), other than those set forth in Section

6(b)(i)(A), is subject to the condition precedent that (i) the Participant has fully executed a valid and effective release (in the form attached hereto as Exhibit A or such other form as the Committee may reasonably require in the circumstances, which other form shall be substantially similar to that attached hereto as Exhibit A but with such changes as the Committee may determine to be required or reasonably advisable in order to make the release enforceable or otherwise compliant with applicable laws), (ii) such executed release is delivered by the Participant to the Company so that it is received by the Company in the time period specified below, and (iii) such release is not revoked by the Participant (pursuant to any revocation rights afforded by applicable law). In order to satisfy the requirements of this Section 7(a), a Participant’s release referred to in the preceding sentence must be delivered by the Participant to the Company so that it is received by the Company no later than 25 calendar days after the Participant’s Date of Termination (or such later date as may be required for an enforceable release of the Participant’s claims under the United States Age Discrimination in Employment Act of 1967, as amended (“ADEA”), to the extent the ADEA is applicable in the circumstances, in which case the Participant will be provided with either 5, 21 or 45 days, depending on the circumstances of the termination, to consider the release). In addition, the Company may require that the Participant’s release be executed no earlier than the date that the Participant’s employment with the Company terminates.
(b)Each Participant agrees that the general release agreement described in Section 7(a) will require that the Participant acknowledge, as a condition to the payment of any benefits under Section 6(b) (other than those set forth in Section 6(b)(i)(A)), that the payments contemplated by Section 6(b) shall constitute the exclusive and sole remedy for any termination of the Participant’s employment, and each Participant will be required to covenant, as a condition to receiving any such payment, not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment. No Participant shall be required to mitigate the amount of any payment provided for in Section 6 by seeking other employment or otherwise nor shall the amount of any payment or benefit provided for in Section 6 be reduced by any compensation earned by the Participant as the result of employment by another employer or self-employment, by retirement benefits, by offset against any amount claimed to be owed by the Participant to the Company, or otherwise.
8.Section 280G. Each Participant shall be covered by the provisions set forth in Exhibit B hereto, incorporated herein by this reference.
9.Successors; Assigns.
(a)The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the obligations under the Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be deemed a material breach of the Plan by the Company and shall entitle each Participant to terminate his or her employment and receive compensation from the Company in the same amount and on the same terms to which the Participant would be entitled hereunder if the Participant terminates his or her employment for Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. Unless expressly provided otherwise, “Company” as used herein shall mean the Company as defined in the Plan and any successor to its business and/or assets as aforesaid.

(b)None of the benefits, payments, proceeds or claims of any Participant shall be subject to any claim of any creditor and, in particular, the same shall not be subject to attachment or garnishment or other legal process by any creditor, nor shall any such Participant have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments or proceeds which he or she may expect to receive, contingently or otherwise, under the Plan. Notwithstanding the foregoing, benefits which are in pay status may be subject to a court-ordered garnishment or wage assignment, or similar order, or a tax levy. The Plan shall inure to the benefit of and be enforceable by each Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If a Participant dies while any amount would still be payable to him or her hereunder had he or she continued to live, all such amounts, unless otherwise provided herein, shall be paid to the Participant’s estate in accordance with the terms of the Plan.
10.Claims Procedures.
(a)Presentation of Claim. Any Participant (such Participant being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the benefits payable to such Claimant pursuant to the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant. For purposes of this Section 10, references to the “Committee” shall include references to any designee of the Committee.
(b)Notification of Decision. The Committee shall consider a Claimant’s claim within a reasonable time, but no later than 90 days after receiving the claim. If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90 day period. In no event shall such extension exceed a period of 90 days from the end of the initial 90 day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination. The Committee shall notify the Claimant in writing:
(i)that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or
(ii)that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:
A.the specific reason(s) for the denial of the claim, or any part of it;
B.specific reference(s) to pertinent provisions of the Plan upon which such denial was based;
C.a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;

D.an explanation of the claim review procedure and the time limits applicable to such procedures set forth in Section 10(c); and
E.a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse determination on review.
(c)Review of a Denied Claim. On or before 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. The Claimant (or the Claimant’s duly authorized representative):
(i)may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits;
(ii)may submit written comments or other documents; and/or
(iii)may request a hearing, which the Committee, in its sole discretion, may grant.
(d)Decision on Review. The Committee shall render its decision on review promptly, and no later than 60 days after the Committee receives the Claimant’s written request for a review of the denial of the claim. If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 60 day period. In no event shall such extension exceed a period of 60 days from the end of the initial 60 day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination. In rendering its decision, the Committee shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The decision must be written in a manner calculated to be understood by the Claimant, and it must contain:
(i)specific reasons for the decision;
(ii)specific reference(s) to the pertinent Plan provisions upon which the decision was based;
(iii)a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and
(iv)a description of the Claimant's right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.
11.Arbitration; Dispute Resolution, Etc.
(a)Notwithstanding anything to the contrary contained in the Plan, the Participant, in his or her sole discretion, may elect to have any claim or controversy arising out of or in connection with the Plan submitted to binding arbitration and adjudicated in accordance with this Section 11 without first having to exhaust the claims procedures set forth in Section 10.

(b)The Company and, by accepting participation in the Plan, each Participant hereby consent to the resolution by mandatory and binding arbitration of all claims or controversies arising out of or in connection with the Plan that the Company may have against the Participant, or that the Participant may have against the Company or against any of its officers, directors, employees or agents acting in their capacity as such, and which are not resolved under the terms of Section 10 (or which are not required to be resolved under the terms of Section 10, as the case may be). Each party’s promise to resolve all such claims or controversies by arbitration in accordance with the Plan rather than through the courts is consideration for the other party’s like promise. It is further agreed that the decision of an arbitrator on any issue, dispute, claim or controversy submitted for arbitration, shall be final and binding upon the Company and the Participant and that judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.
(c)Except as otherwise provided in this procedure or by mutual agreement of the parties, any arbitration shall be before a sole arbitrator (the “Arbitrator”) selected from Judicial Arbitration & Mediation Services, Inc., Denver, Colorado, or its successor (“JAMS”), or if JAMS is no longer able to supply the Arbitrator, such Arbitrator shall be selected from the American Arbitration Association, and shall be conducted in accordance with the provisions of applicable law as the exclusive remedy of such dispute.
(d)The Arbitrator shall interpret the Plan, any applicable Company policy or rules and regulations, any applicable substantive law (and the law of remedies, if applicable) of the state in which the claim arose, or applicable federal law. If arbitration is brought after the claim or controversy has been submitted for review by the Committee in accordance with Section 10, the Arbitrator shall limit his or her review to whether or not the Committee has abused its discretion in its interpretation of the Plan and such policies, rules, and regulations; provided, however, that the Arbitrator shall apply a de novo standard of review with respect to any claim for benefits hereunder in connection with a Change in Control. In reaching his or her decision, the Arbitrator shall have no authority to change or modify any lawful Company policy, rule or regulation, or the Plan. Except as provided in Section 11(e), the Arbitrator, and not any federal, state or local court or agency, shall have exclusive and broad authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of the Plan, including but not limited to, any claim that all or any part of the Plan is voidable. The Arbitrator shall have the authority to decide dispositive motions. Following completion of the arbitration, the arbitrator shall issue a written decision disclosing the essential findings and conclusions upon which the award is based.
(e)Notwithstanding the foregoing, provisional injunctive relief may, but need not, be sought by the Participant or the Company in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally resolved by the Arbitrator in accordance with the foregoing. Final resolution of any dispute through arbitration may include any remedy or relief which would otherwise be available at law and which the Arbitrator deems just and equitable. The Arbitrator shall have the authority to award full damages as provided by law. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction.
(f)The Company shall pay the reasonable fees and expenses of the Arbitrator and of a stenographic reporter, if employed. Each party shall pay its own legal fees and other expenses and costs incurred with respect to the arbitration.

12.Administration of the Plan.
(a)General. The Company shall be the plan administrator (within the meaning of Section 3(16)(A) of ERISA). The Company delegates its duties under the Plan to the Committee. The Committee delegates the day-to-day ministerial duties with respect to the Plan to the Company’s management. The Committee and its delegates shall be named fiduciaries of the Plan to the extent required by ERISA.
(b)Powers and Duties of the Committee. The Committee shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the power and authority to do the following:
(i)To determine eligibility for and participation in the Plan;
(ii)To construe and interpret the terms and provisions of the Plan;
(iii)To compute and certify to the amount and kind of benefits payable to Participants and their beneficiaries, and to determine the amount of withholding taxes to be deducted pursuant to Section 15;
(iv)To maintain all records that may be necessary for the administration of the Plan;
(v)To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, beneficiaries or governmental agencies as shall be required by law;
(vi)To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof; and
(vii)To appoint a plan manager or any other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe.
(c)Committee Action. Subject to Section 10, the Committee shall act with respect to the Plan at meetings by affirmative vote of a majority of the members of the Committee. Any action permitted to be taken at a meeting with respect to the Plan may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee. A member of the Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant. The Chair or any other member or members of the Committee designated by the Chair may execute any certificate or other written direction on behalf of the Committee.
(d)Construction and Interpretation. As to any event prior to a Change in Control, the Committee shall have full discretion to construe and interpret the terms and provisions of the Plan, which interpretation or construction shall be final and binding on all parties, including but not limited to the Company and any Participant, beneficiary or other person.

13.Notice. All notices under or with respect to the Plan shall be in writing and shall be either personally delivered or mailed postage prepaid, by certified mail, return receipt requested:
(a)if to the Company:
Healthpeak Properties, Inc.
Attention: Compensation and Human Capital Committee
4600 South Syracuse Street, Suite 500
Denver, CO 80237
Email: lalonso@healthpeak.com
with a copy to:
Healthpeak Properties, Inc.
Attention: General Counsel
4600 South Syracuse Street, Suite 500
Denver, CO 80237
Email: jhmiller@healthpeak.com
(b)if to a Participant, to the Participant’s address most recently on file in the payroll records of the Company.
Notice shall be effective when personally delivered, or five business days after being so mailed. Any party may change its address for purposes of giving future notices pursuant to the Plan by notifying the other party in writing of such change in address, such notice to be delivered or mailed in accordance with the foregoing.
14.Governing Law. The Plan will be governed by and construed in accordance with ERISA and, to the extent not preempted thereby, the laws of the State of Colorado, without giving effect to any choice of law or conflicting provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the laws of any jurisdiction other than United States federal law and the law of the State of Colorado to be applied. In furtherance of the foregoing, applicable federal law and, to the extent not preempted by applicable federal law, the internal law of the State of Colorado will control the interpretation and construction of the Plan, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply. Any statutory reference in the Plan shall also be deemed to refer to all applicable final rules and final regulations promulgated under or with respect to the referenced statutory provision.
15.Miscellaneous. The Committee may from time to time amend the Plan in any way it deems to be advisable; provided that (i) no such amendment shall materially and adversely affect the rights of any Participant (or former Participant) under the Plan without the Company providing thirty (30) days’ notice prior to the effective date of such amendment to the affected Participants (or former Participants, as the case may be), and (ii) no amendment may be made to the Plan in any respect during the Change in Control Term. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under the Plan shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by the Company which are not expressly set forth in the Plan. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. The Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to the Plan such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation. Any obligations of the Company under Sections 4 and 6 shall survive the expiration of the Term. The section headings contained in the Plan are for convenience only, and shall not affect the interpretation of the Plan.
16.Unsecured General Creditor. Participants and their heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company or any Subsidiary. No assets of the Company shall be held under any trust, or held in any way as collateral security, for the fulfilling of the obligations of the Company under the Plan. Any and all of the Company’s assets shall be, and remain, the general unpledged, unrestricted assets of the Company (unless pledged or restricted with respect to the Company’s obligations other than the Plan). The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money and benefits in the future, and the rights of the Participants and their heirs or successors as to benefits under the Plan shall be no greater than those of unsecured general creditors of the Company.
17.Other Benefit Plans. All payments, benefits and amounts provided under the Plan shall be in addition to and not in substitution for any pension rights under any tax-qualified pension or retirement plan in which the Participant participates, and any disability, workers’ compensation or other Company benefit plan distribution that a Participant is entitled to (other than severance benefits), under the terms of any such plan, at the time the Participant ceases to be employed by the Company. Notwithstanding the foregoing, the Plan shall not create an inference that any duplicate payments shall be required. Payments received by a person under the Plan shall not be deemed a part of the person’s compensation for purposes of the determination of benefits under any other employee pension, welfare or other benefit plans or arrangements, if any, provided by the Company, except where explicitly provided under the terms of such plans or arrangements.
18.Severability. In the event any provision of the Plan shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of the Plan or affecting the validity or enforceability of such provision in any other jurisdiction. Furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of the Plan, as applicable, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of the Plan or affecting the validity or enforceability of such provision in any other jurisdiction.
19.Employment Status. Except as may be expressly provided under any other written agreement between a Participant and the Company (other than the Plan) signed by a duly authorized officer thereof, the employment of each Participant by the Company is “at will,” and may be terminated by either the Participant or the Company at any time.

20.Payments on Behalf of Persons Under Incapacity. In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefor the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Committee and the Company.
21.Code Section 409A. The intent of the parties is that payments and benefits under the Plan comply with Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith or exempt therefrom. Notwithstanding anything contained herein to the contrary, a Participant shall not be considered to have terminated employment with the Company for purposes of any payments under the Plan which are subject to Section 409A of the Code until the Participant has incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under the Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid an accelerated or additional tax under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six-month period immediately following a Participant’s separation from service shall instead be paid on the first business day after the date that is six months following the Participant’s separation from service (or, if earlier, the Participant’s date of death). To the extent any Plan benefits are subject to such six-month delay, the Company (or the survivor in a Change in Control) shall enter into, establish and fund a rabbi trust to assist the Company in funding such Plan obligations that are subject to such six-month delay; provided that such a trust may be established and funded without resulting in any tax, penalty or interest under Section 409A of the Code. To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, (a) amounts reimbursable to a Participant shall be paid on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to a Participant) during one year may not affect amounts reimbursable or provided in any subsequent year, and (b) if applicable, any tax gross-up payments (and related reimbursements) payable to a Participant under the Plan shall be paid no later than the end of the calendar year following the year in which the tax resulting in the gross-up is paid. The Company makes no representation that any or all of the payments described in the Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment.
*    *    *
[The remainder of this page is left blank intentionally.]

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute the Plan on the date first set forth above.

HEALTHPEAK PROPERTIES, INC. a Maryland corporation By: /s/ Jeffrey H. Miller Its: General Counsel

For Colorado Employees Only
Notice of Restrictive Covenant

    This notice is to advise you that Healthpeak Properties, Inc. (the “Company”) is, contemporaneously with this notice, providing you with a Release Agreement containing a covenant that could restrict your options for subsequent employment following separation from Company, in that you will be prohibited, for one year after the Release Agreement’s Effective Date (defined as 14 days after the Release Agreement is fully executed), from using, disclosing, misappropriating, or otherwise leveraging the Company’s trade secrets to solicit the Company’s customers, potential customers, suppliers, or vendors. This covenant is contained in Sections 6(a) and 6(c) of the Release Agreement.

Acknowledged:     ______________________________

Date:             ______________________________

EXHIBIT A
FORM OF RELEASE AGREEMENT1
This Release Agreement (this “Release Agreement”) is entered into this ___ day of _________ 20__, by and between _____________________, an individual (“Executive”), and Healthpeak Properties, Inc., a Maryland corporation (the “Company”). This Release Agreement will become effective [14] calendar days after the date on which this Release Agreement is fully executed (the “Effective Date”).
WHEREAS, Executive has been employed by the Company; and
WHEREAS, Executive’s employment by the Company has terminated and, in connection with the Company’s Executive Change in Control Severance Plan (the “Plan”), the Company and Executive desire to enter into this Release Agreement upon the terms set forth herein;
NOW, THEREFORE, in consideration of the covenants undertaken and the releases contained in this Release Agreement, and in consideration of the obligations of the Company (or one of its subsidiaries) to pay severance benefits (conditioned upon this Release Agreement) under and pursuant to the Plan, Executive and the Company agree as follows:
1.Release.
Executive, on behalf of himself or herself, his or her descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby acknowledges full and complete satisfaction of and covenants not to sue and fully releases and discharges the Company, its successors and assigns, and each of its and their past, present, and future parents, owners, subsidiaries, affiliates, divisions, trustees, directors, officers, members, principals, managers, partners, agents, attorneys, insurers, reinsurers, sureties, subrogees, employees, stockholders, representatives, creditors, liquidators, lienholders, associates, administrators, beneficiaries, heirs, and any other related persons or entities, hereinafter together and collectively referred to as the “Releasees,” with respect to and from any and all claims, wages, demands, rights, liens, agreements or contracts (written or oral), covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden (each, a “Claim”), which he or she now owns or holds or he or she has at any time heretofore owned or held or may in the future hold as against any of said Releasees (including, without limitation, any Claim arising out of or in any way connected with Executive’s service as an officer, director, employee, member or manager of any Releasee, Executive’s separation from his or her position as an officer, director, employee, manager and/or member, as applicable, of any Releasee, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever), whether known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date Executive signs this Release Agreement including, without limiting the generality of the foregoing, any Claim under Title VII of the Civil Rights Act of 1964, the Rehabilitation Act of 1973, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Equal Pay Act, the Fair Labor Standards Act, the Fair Credit Reporting Act, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, the Worker Adjustment and Retraining
1 The Company reserves the right to modify this form as to any Participant employed outside of Colorado, as well as to make updates as may be necessary or advisable to comply with applicable Federal, state and local laws, regulations and guidelines, as determined by the Company in its sole discretion.

Notification Act, Section 806 of the Sarbanes-Oxley Act, the Dodd-Frank Act, the Colorado Anti-Discrimination Act, the California Fair Employment and Housing Act, the California Family Rights Act, the California Labor Code (including but not limited to Sections 4558 and 6310), the Tennessee Human Rights Act, the Tennessee Disability Act, and the Tennessee Public Protection Act, or any other federal, state or local law, regulation, or ordinance, or any Claim for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers’ compensation or disability, including any claim under California Labor Code Section 2803; provided however, that the foregoing release shall not apply to any obligation of the Company to Executive pursuant to any of the forgoing: (a) any obligation created by or arising out of the Plan for which receipt or satisfaction has not been acknowledged, (b) any equity-based awards previously granted by the Company to Executive, to the extent that such awards continue after the termination of Executive’s employment with the Company in accordance with the applicable terms of such awards; (c) any right to indemnification that Executive may have pursuant to the Amended and Restated Bylaws of the Company, its corporate charter or under any written indemnification agreement with the Company, as each may be amended from time to time (or any corresponding provision of any subsidiary or affiliate of the Company) with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that Executive may in the future incur with respect to his service as an employee, officer or director of the Company or any of its subsidiaries or affiliates; (d) with respect to any rights that Executive may have to insurance coverage for such losses, damages or expenses under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; (e) any rights to continued medical, dental or vision coverage that Executive may have under COBRA; (f) any rights to payment of benefits that Executive may have under a retirement plan sponsored or maintained by the Company that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended, or (g) any deferred compensation or supplemental retirement benefits that Executive may be entitled to under a nonqualified deferred compensation or supplemental retirement plan of the Company. In addition, this release does not cover any Claim that cannot be so released as a matter of applicable law. Executive acknowledges and agrees that he or she has received any and all leave and other benefits to which he or she has been and is entitled to pursuant to the Family and Medical Leave Act of 1993. Executive warrants that Executive is not a Medicare beneficiary as of the date of Executive’s execution of this Release Agreement and therefore no conditional payments have been made by Medicare. Executive will indemnify, defend and hold the Releasees harmless from any and all claims, liens, Medicare conditional payments and rights to payment, known or unknown. This settlement is based upon a good faith determination of the parties to resolve a disputed claim. The parties have not shifted responsibility of medical treatment to Medicare in contravention of 42 U.S.C. Sec. 1395y(b). The parties resolved this matter in compliance with both state and federal law.
    To extent permitted by law, Executive, represents and agrees that he, she or it has not and will not file or initiate any legal proceedings, complaints or charges of any kind to the extent released herein with any court or governmental or administrative agency against any one or more of the Releasees, relating to Executive’s employment or positions with the Company, and that Executive will not participate in nor accept any monies from any such action in his or her individual capacity or as part of a representative or class action. The Company and the other Releasees shall be entitled to plead this Release Agreement as a complete defense to any claim or entitlement relating to Executive’s employment or positions with the Company which hereafter may be asserted by Executive or other parties acting on his behalf in any suit or claim against the Company or any other Releasee. Executive understands that nothing in this Release Agreement precludes him from filing a charge with or participating in an investigation by the Equal Employment Opportunity Commission or any Federal, state, or administrative agency; provided, however, that Executive hereby waives any right to receive any monetary award resulting from such a charge or investigation.

2.Acknowledgment of Payment of Wages. Except for accrued vacation (which the parties agree totals approximately [●] days of pay) and salary for the current pay period, Executive acknowledges that he/she has received all amounts owed for his or her regular and usual salary (including, but not limited to, any bonus, severance, or other wages), and usual benefits through the date Executive signs this Release Agreement.
3.Waiver of Unknown and Unsuspected Claims. It is the intention of Executive in executing this Release Agreement that the same shall be effective as a bar to each and every Claim hereinabove specified. [In furtherance of this intention, Executive hereby expressly waives any and all rights and benefits conferred upon him or her by the provisions of Section 1542 of the California Civil Code ("Section 1542"), as well as any other similar statute or common law doctrine that may apply, and expressly consents that this Release Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected Claims, if any, as well as those relating to any other Claims hereinabove specified. Section 1542 provides:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
Executive acknowledges that he, she or it may hereafter discover Claims or facts in addition to or different from those which Executive now know or believe to exist with respect to the subject matter of this Release Agreement and which, if known or suspected at the time of executing this Release Agreement, may have materially affected this settlement. Nevertheless, Executive hereby waives any right, Claim or cause of action that might arise as a result of such different or additional Claims or facts. Executive acknowledges that he or she understands the significance and consequences of such release and such specific waiver of Section 1542 and any similar applicable statute or doctrine of law.]
4.[ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this Release Agreement and in exchange for the benefits and payments provided to Executive under the Plan and in accordance with the Older Workers Benefit Protection Plan, Executive is knowingly waiving any and all rights or Claims that he or she may have arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), which have arisen on or before the date Executive signs this Release Agreement. Executive further expressly acknowledges and agrees that:
(a)In return for this Release Agreement, the Executive will receive consideration beyond that which the Executive was already entitled to receive before entering into this Release Agreement;
(b)Executive is hereby advised in writing by this Release Agreement to consult with an attorney before signing this Release Agreement;
(c)Executive has voluntarily chosen to enter into this Release Agreement and has not been forced or pressured in any way to sign it;
(d)Executive was given a copy of this Release Agreement on [date] and informed that he or she had [5 / 21 / 45] days within which to consider this Release Agreement and that if he or she wished to execute this Release Agreement prior to expiration of such [5-day / 21-day / 45-day] period, he or she should execute the Endorsement attached hereto;
(e)Executive was informed that he or she had seven days following the date Executive signs this Release Agreement in which to revoke this Release Agreement, and this Release Agreement will become null and void if Executive elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event that Executive exercises his or her right of revocation, neither the Company nor Executive will have any obligations under this Release Agreement; and
(f)Nothing in this Release Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.]
5.No Transferred Claims. Executive warrants and represents that the Executive has not heretofore assigned or transferred to any person not a party to this Release Agreement any released matter or any part or portion thereof and he or she shall defend, indemnify and hold the Company and each of its affiliates harmless from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.
6.Covenants. Executive by executing this Release Agreement expressly agrees to each of the provisions of this Section 6 and acknowledges that the provisions of Section 6 do not impose an economic hardship on Executive and have been supported by adequate consideration from the Company:
(a)Confidentiality. Executive shall not at any time directly or indirectly, disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as defined below); provided, however, that this Section 6(a) shall not apply when (i) disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order the Executive to disclose or make available such information (provided, however, that the Executive shall promptly notify the Company in writing upon receiving a request for such information), or (ii) with respect to any other litigation, arbitration or mediation involving this Release Agreement, including but not limited to enforcement of this Release Agreement. As of the Effective Date of this Release Agreement, all Confidential Information in the Executive’s possession that is in written, digital or other tangible form (together with all copies or duplicates thereof, including computer files) has been returned to the Company and has not been retained by the Executive or furnished to any third party, in any form except as provided herein; provided, however, that the Executive shall not be obligated to treat as confidential, or return to the Company copies of any Confidential Information that (x) was publicly known at the time it was disclosed to the Executive, (y) becomes publicly known or available thereafter other than by any means in violation of the Plan or any other duty owed to the Company by any person or entity, or (z) is lawfully disclosed to the Executive by a third party. As used in this Release Agreement, the term “Confidential Information” means: information disclosed to the Executive or known by the Executive as a consequence of or through the Executive’s relationship with the Company, about the suppliers, customers, employees, business methods, public relations methods, organization, procedures or finances, including, without limitation, information of or relating to supplier lists or customer lists, of the Company and its affiliates (collectively, the “Company Group”). Notwithstanding anything set forth in this Release Agreement to the contrary, Executive shall not be prohibited from reporting possible violations of federal or state law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation, nor is Executive required to notify the Company regarding any such reporting, disclosure or cooperation with the government.
(b)Noncompetition. Executive acknowledges that the nature of the Company Group’s business and the Executive’s position with the Company is such that if the Executive were to become employed by, or substantially involved in, the business of a competitor of the Company Group during the 12 months following the termination of the Executive’s employment with the Company, it would not be possible, or would be very difficult, for the Executive not to rely on or use the Company Group’s trade secrets and Confidential Information. Thus, to avoid the inevitable disclosure of the Company Group’s trade secrets and Confidential Information, and to protect such trade secrets and Confidential Information and to protect the Company Group’s legitimate business interests, including the Company Group’s relationships and goodwill with customers, for a period of 12 months after the Effective Date (the “Restricted Period”), the Executive will not directly or indirectly engage in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business anywhere in the United States and Mexico (the “Restricted Area”) that competes with any member of the Company Group in the healthcare real estate acquisition, development, management, investment or financing industry (a “Competing Business”); provided, that the Executive may purchase and hold only for investment purposes less than two percent of the shares of any corporation in competition with the Company Group whose shares are regularly traded on a national securities exchange. Notwithstanding the preceding sentence, in the event Executive accepts employment with or provides services to a business (the “Service Recipient”) that is affiliated with another business that engages in a Competing Business or which derives a de minimis portion of its gross revenues from Competing Businesses, the Executive’s employment by or service to the Service Recipient shall not constitute a breach by Executive of his or her obligations pursuant to this Section 6(b) so long as each of the following conditions is satisfied at all times during the Restricted Period and while the Executive is employed by or providing service to the Service Recipient: (i) no more than 10% of the gross revenues of the Service Recipient are derived from Competing Businesses; (ii) no more than 10% of the gross revenues of the Service Recipient and those entities that (directly or through one or more intermediaries) are controlled by, control, or are under common control with such Service Recipient, together on a consolidated basis, are derived from Competing Businesses; and (iii) in the course of the Executive’s services for the Service Recipient, a material portion (no more than 10%) of the Executive’s services are not directly involved in or responsible for any Competing Business. The foregoing covenants in this Section 6(b) shall continue in effect through the entire Restricted Period regardless of whether the Executive is then entitled to receive any severance payments from the Company. The foregoing provision shall not apply to any Executive who was employed by the Company in California (or, if applicable, another jurisdiction which specifically and explicitly prohibits the legal enforcement of the foregoing provision) on the termination date.
(c)Non-Solicitation of Employees. During the Restricted Period, Executive shall not directly or indirectly solicit, induce, attempt to hire, recruit, encourage, take away, or hire any employee or independent contractor of the Company Group whose annual rate of compensation is then $50,000 or more or cause any such Company Group employee or contractor to leave his or her employment or engagement with the Company Group either for employment with the Executive or for any other entity or person. The foregoing covenants in this Section 6(c) shall continue in effect through the entire Restricted Period regardless of whether the Executive is then entitled to receive any severance payments from the Company.

(d)Non-Solicitation of Customers. During the Restricted Period, Executive shall not directly or indirectly influence or attempt to influence customers, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents, or partners of the Company Group to divert their business away from the Company Group to any Competing Business, and each Executive agrees not to otherwise interfere with, disrupt or attempt to disrupt the business relationships, contractual or otherwise, between any member of the Company Group and any of its customers, suppliers, vendors, lessors, licensors, joint venturers, associates, officers, employees, consultants, managers, partners, members or investors. The foregoing covenants in this Section 6(d) shall continue in effect through the entire Restricted Period regardless of whether the Executive is then entitled to receive any severance payments from the Company.
(e)Non-Disparagement. The Company and Executive shall use reasonable efforts to refrain from making any false, negative, critical or disparaging statements, implied or expressed, concerning the other, including, but not limited to, management style, methods of doing business, the quality of products and services, role in the community, or treatment of employees, and each party agrees not to encourage others to make any such statements.
(e)Understanding of Covenants. Executive, by accepting participation in the Plan represents as follows: the Executive (i) is familiar with the foregoing covenants set forth in this Section 6; (ii) is fully aware of the Executive’s obligations hereunder; (iii) agrees to the reasonableness of the length of time, scope and, if applicable, geographic coverage of the foregoing covenants set forth in this Section 6; (iv) agrees that the Company Group currently conducts business throughout the Restricted Area; and (v) agrees that such covenants are necessary to protect the Company Group’s confidential and proprietary information, goodwill, stable workforce, and customer relations.
(f)Right to Injunctive and Equitable Relief. Executive’s obligations not to disclose or use Confidential Information and to refrain from the solicitations described in this Section 6 are of a special and unique character, which gives them a peculiar value. The Company cannot be reasonably or adequately compensated in damages in an action at law in the event the Executive breaches such obligations, and the breach of such obligations would cause irreparable harm to the Company. Therefore, the Company shall be entitled to injunctive and other equitable relief without bond or other security in the event of such breach in addition to any other rights or remedies which the Company may possess. Furthermore, the Executive’s obligations and the rights and remedies of the Company under this Section 6 are cumulative and in addition to, and not in lieu of, any obligations, rights, or remedies created by applicable law relating to misappropriation or theft of trade secrets or confidential information.
(g)Cooperation. Executive shall respond to all reasonable inquiries of the Company about any matters concerning the Company or its affairs that occurred or arose during the Executive’s employment by the Company, and the Executive shall reasonably cooperate with the Company in investigating, prosecuting and defending any charges, claims, demands, liabilities, causes of action, lawsuits or other proceedings by, against or involving the Company relating to the period during which the Executive was employed by the Company or relating to matters of which the Executive had or should have had knowledge or information. Further, except as required by law, the Executive will at no time voluntarily serve as a witness or offer written or oral testimony against the Company in conjunction with any complaints, charges or lawsuits brought against the Company by or on behalf of any current or former employees, or any governmental or administrative agencies related to the Executive’s period of employment and will provide the Company with notice of any subpoena or other request for such information or testimony.

7.Severability. It is the desire and intent of the parties hereto that the provisions of this Release Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Release Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Release Agreement or affecting the validity or enforceability of such provision in any other jurisdiction; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Release Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Release Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
8.Counterparts. This Release Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
9.Governing Law. THIS RELEASE AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH UNITED STATES FEDERAL LAW AND, TO THE EXTENT NOT PREEMPTED BY UNITED STATES FEDERAL LAW, THE LAWS OF THE STATE OF COLORADO, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF COLORADO OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN UNITED STATES FEDERAL LAW AND THE LAW OF THE STATE OF COLORADO TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, APPLICABLE FEDERAL LAW AND, TO THE EXTENT NOT PREEMPTED BY APPLICABLE FEDERAL LAW, THE INTERNAL LAW OF THE STATE OF COLORADO, WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS RELEASE AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.
10.Amendment and Waiver. The provisions of this Release Agreement may be amended and waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Release Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Release Agreement or any provision hereof.
11.Descriptive Headings. The descriptive headings of this Release Agreement are inserted for convenience only and do not constitute a part of this Release Agreement.
12.Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Release Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.
13.Arbitration. Any claim or controversy arising out of or relating to this Release Agreement shall be submitted to arbitration in accordance with the arbitration provision set forth in the Plan.

14.Nouns and Pronouns. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice-versa.
15.Legal Counsel. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Executive acknowledges and agrees that he has read and understands this Release Agreement completely, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Release Agreement and he has had ample opportunity to do so.
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The undersigned have read and understand the consequences of this Release Agreement and voluntarily sign it. The undersigned declare under penalty of perjury under the laws of the State of Colorado that the foregoing is true and correct.

EXECUTED this ________ day of ________ 20__, at ___________, ___________.
Executive

Print Name:

HEALTHPEAK PROPERTIES, INC.,
a Maryland corporation

By:
Name:
Title:

ENDORSEMENT
I, _______________________, hereby acknowledge that I was given [5/ 21 / 45] days to consider the foregoing Release Agreement and voluntarily chose to sign the Release Agreement prior to the expiration of the [5-day 21-day / 45-day] period.
I declare under penalty of perjury under the laws of the United States and the State of ____________________ that the foregoing is true and correct.
EXECUTED this ________ day of ________ 20__, at ___________, ___________.

Print Name:

EXHIBIT B
SECTION 280G PROVISIONS
The provisions of this Exhibit B shall apply to each Participant in the Healthpeak Properties, Inc. Executive Change in Control Severance Plan (the “Plan”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.
In the event that any of the payments and other benefits provided under the Plan or otherwise payable to Participant (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Exhibit B, would be subject to the excise tax imposed by Section 4999 of the Code (“Excise Tax”), then Participant’s payments and benefits under the Plan or otherwise shall be payable either:

(A)     in full (with the Participant paying any excise taxes due), or

    (B)     in such lesser amount which would result in no portion of such payments or benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Participant, on an after-tax basis, of the greatest amount of payments and benefits under the Plan or otherwise, notwithstanding that all or some portion of such payments or benefits may be taxable under Section 4999 of the Code. Subject to Section 409A of the Code, any reduction in the payments and benefits required by this Exhibit B will be made in the following order: (i) reduction of cash payments; (ii) reduction of accelerated vesting of equity awards that are not covered by Treas. Reg. Section 1.280G-1 Q/A-24(b); (iii) reduction of accelerated vesting of equity awards that are covered by Treas. Reg. Section 1.280G-1 Q/A-24(c); and (iv) reduction of other benefits paid or provided to Participant, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the applicable change in ownership or control.
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